Exhibit 99.1

Gladstone Land

Increases its Credit Facility

MCLEAN, VA., October 6, 2016 (GLOBE NEWSWIRE) — Gladstone Land Corporation (NASDAQ: LAND) (“Gladstone Land” or the “Company”) announced today the modification of its existing credit facility with Metropolitan Life Insurance Company (“MetLife”), which included an increase in the overall size of the facility from $125 million to $200 million. The new facility consists of an aggregate of $150 million in term notes and an aggregate of $50 million in revolving lines of credit. Among other changes, the Company also:

•	reduced the blended interest rate on all previously-outstanding borrowings under the term notes from 3.35% to 3.16%;

•	extended the fixed-rate term of the term note borrowings to January 2027; and

•	increased the overall loan-to-value ratio on the underlying properties pledged as collateral under the facility from 58% to 60%.

In addition, the Company pledged additional properties as collateral and had certain existing properties serving as collateral re-appraised, which resulted in higher valuations. The reduction in the blended interest rate will result in annual savings of over $160,000, and the increase in the loan-to-value ratio and change in the overall value of the underlying collateral will result in approximately $28 million of additional borrowing availability.

“MetLife has been a long-standing lending partner for us, and we are pleased to be able to further solidify our relationship with them,” said David Gladstone, President and CEO of the Company. “This modification should provide us with significant savings, while allowing us to continue to increase the number of farms we own. We expect that any farms we acquire in the future will be accretive to earnings, which should allow us to increase distributions to our stockholders.”

About Gladstone Land Corporation:

Gladstone Land is a publicly-traded real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders. The Company intends to report the current fair value of its farmland on a quarterly basis; as of June 30, 2016, the estimated net asset value of the Company was $13.68 per share. Gladstone Land currently owns 56 farms, comprised of 33,800 acres in 7 different states across the U.S., valued at approximately $377 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently; as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years. The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers. Gladstone Land has paid 44 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.04125 per month, or $0.495 per year. Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

Eastern U.S. – Bill Frisbie at (703) 287-5839 or bill.f@gladstoneland.com

Western U.S. – Bill Reiman at (805) 263-4778 or bill.r@gladstoneland.com

Midwest U.S. – Bill Hughes at (618) 606-2887 or bill.h@gladstoneland.com

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893